UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 3, 2007

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251

___________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On May 3, 2007 we entered into a Software License and Distribution Agreement with Gateway Companies, Inc. under which we granted Gateway a non-exclusive, world-wide license to our Spare Backup fully-automated remote backup consumer solution (“Spare Backup Service”), including the right to reproduce, publish, prepare derivative works and sell the product, as well as the right to use our trade name, trademarks and other identifying logos.

Under a one year program, Gateway will preinstall our Spare Backup Service on hardware it sells to consumers, as it determines, on a royalty-free basis. Gateway end users will receive 1GB free online storage when they register with us via the pre-installed software and we will notify the end user when the total data stored reaches 900MB. At that time, the Gateway end user will be provided the option to purchase a standard subscription for our Spare Backup Service for up to 50GM of storage, on either a month to month or annual basis, with additional subscription plans available for larger storage needs, as well as the option to opt-out of the program. Gateway will receive a percentage of each subscription sold ranging from 20% to 40% depending upon the type of subscription. We are required to collect all payments for subscriptions for our service from Gateway’s end users and to remit Gateway its portion of the collected revenue monthly, within 30 days of the end of the month.

Under the terms of the agreement, we are responsible for delivery of the our Spare Backup Service to Gateway’s end users as well as providing for training, at our expense, to Gateway’s sales, customer support and technical support personnel.

We have indemnified Gateway in connection with claims related to our products and service arising from non-performance. The agreement may be terminate by either party upon 30 days notice in the event of a breach of any of the material provisions, without cause upon 90 days prior notice, or in the event of the bankruptcy or insolvency of either party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: May 8, 2007	By: /s/ Cery Perle
Cery Perle, Chief Executive Officer